Exhibit 10.10


                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of January 2, 2002 ("Effective Date") between Randall P. Marx ("Employee") and ARC Wireless Solutions, Inc., a Utah Corporation ("Company"). For purposes of this Agreement, each the Employee and Company is individually referred to as a "Party", and Employee and Company are referred to collectively as the "Parties".

                                     RECITAL

Company desires to retain the services of Employee and Employee has offered to provide services to Company pursuant to the terms of this Agreement.

                                    AGREEMENT

In consideration of the premises and of the mutual covenants included in this Agreement, the Parties agree as follows:

1. Services: Company retains Employee and Employee shall perform services for Company as set forth in this Agreement on behalf of Company for the period and under the terms and conditions set forth in this Agreement.

2. Term: This Agreement shall be for an initial period of two years ("Term") commencing on the Effective Date and terminating on January 2, 2004 subject, however, to review and termination during the Term as provided herein. The Parties agree to negotiate in good faith the continuation of the employment relationship of Employee with Company following the Term upon such terms as the Parties may agree; provided however, that in the event that either Party does not desire to continue the employment relationship beyond the Term, that Party shall deliver notice to the other Party of that intention on or before 90 days prior to the expiration of the Term and the Parties shall not be obligated to negotiate the continuation of the employment relationship. If the employment relationship does not continue beyond the Term, Employee agrees to reasonably cooperate with Company and with respect to the transition of the new management in the operations previously performed by Employee.

3. Duties: Employee shall perform the following services for Company:

Employee shall serve as Chief Executive Officer of the Company, or in such other position, with duties and responsibilities of the nature generally afforded to executive officers, as determined by the Company's Board Of Directors (the "Board"), subject to the direction of the Board, and in that capacity shall work with the Company to pursue the Company's plans as directed by the Board.").

Other than through a change in control, acquisition, consolidation, reorganization or merger, in the event the Board directs Employee to act in a capacity different than as the Chief Executive Officer of the Company the employee will have thirty days from the effective date of such directed new capacity to effect a non-cause termination of this Agreement. If Employee elects to effect a non-cause termination of this Agreement pursuant to the terms hereof, Employee shall be entitled to receive severance equal to the balance due Employee per the terms of this Agreement payable on a biweekly basis over the remaining term of this Agreement.

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     3.3. During the Term, Employee shall devote all of Employee's business time to the performance of Employee's duties under this Agreement.


4. Compensation: Company shall pay Employee for the performance of services pursuant to this Agreement as follows:

     4.1. Company shall pay Employee for the performance of services pursuant to this Agreement a salary at the annual rate of $195,000, payable in at least bi-weekly installments.

     4.2. The Company shall pay the Employee a bonus for the period from January 1, 2002 through December 31, 2002 and for the periods January 1, 2003 through December 31, 2003, (the "Bonus") if the Employee meets the criteria set forth in Exhibit A attached hereto for the respective periods. The amount of the Bonus shall be as set forth in Exhibit A for each set of criteria set forth in Exhibit
A. The Bonus paid under this Section 4.2 shall not be payable until the completion of the annual audit by the Company's designated auditors but shall be payable within 60 days after the completion of the audit of Antennas America, Inc. (the "Parent"), for the respective fiscal years pursuant to this Agreement


     4.3. Options: Employee will also be entitled to receive Stock Options as defined in the Stock Option Agreement attached to this Agreement.

     4.4. Any payments that Company is required to make to Employee pursuant to this Agreement shall be reduced by such amounts as are required to be withheld with respect to those amounts under and for the purposes of any of the applicable taxes and other laws or regulations.

     4.5 Employee shall be eligible for participation in any present or future pension or retirement plan of Company of which other employees of Company are generally eligible. It is understood, however, that entitlements that may accrue to Employee pursuant to such arrangements may differ from those that accrue to other employees, such differences being based on the discretion of the Board.

5. Reimbursement of Expenses: Employee shall be reimbursed for reasonable expenses incurred on behalf of Company in the performance of Employee's duties and services pursuant to this Agreement. Employee shall provide Company with an expense report containing a detailed description of expenses incurred by the 60th day following the calendar month in which the expenses were incurred on behalf of Company. The description of expenses shall contain such information as may be required in order to permit such reimbursements as proper deductions to Company under the Internal Revenue Code, as amended, and the rules and regulations adopted pursuant thereto and in effect at that time. Company shall pay this invoice within 30 days of its receipt.

6.Additional Benefits:

     6.1. Employee shall be entitled to take reasonable amounts of paid time off for vacation and other personal reasons.

     6.2. Employee and his family, if any, shall be entitled to receive such benefits under medical insurance plans, life and disability insurance and otherwise, as are offered to all other officers of Company including an Executive Physical for Employee performed by an independent medical doctor selected by Employee.

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7. Termination:

     7.1. Employee may terminate this Agreement at any time without further liability or obligation hereunder if Company has breached a material provision of this Agreement or Company has otherwise materially breached any other obligation to Employee, such termination to be effected at least 90 days prior to the date for termination and Company's failing to cure the breach prior to the date set for termination in that notice.

     7.2. Company may terminate this Agreement at any time for cause, with such termination to be effected by the Company's giving Employee written notice of termination. The term "For Cause" shall include termination of employment as a result of any of the following: (i) a material breach of this Agreement by Employee; or (ii) as a result of a determination by the Board, acting reasonably, that the Employee has (A) committed a criminal act or an act constituting moral turpitude, or (B) committed any fraudulent act, or (C) breached the Employee's fiduciary duty to Company.

     7.3. The Company may terminate this Agreement for any reason other than for cause by giving 30 days' written notice of termination at any time after this Agreement has been in effect for at least six months, which notice shall include a commitment to pay Employee's compensation in accordance with terms of this Agreement, that would be payable during the remaining term of this Agreement at the times provided for in this Agreement. It is further understood that in the event the Agreement is terminated per this Section 7.3 that any other outstanding amounts owing to Employee by Company as of the date of termination shall be paid in full to Employee no later than 60 days from the date of termination.

     7.4. In the event this Agreement is terminated for any reason, Employee will be entitled to an amount equal to 22 weeks of paid vacation. It is further understood that (i) any amount paid to Employee based on this Section 7.4 is not to exceed $60,000 and (ii) will be paid in equal monthly installments over the remaining term of this Agreement.

     7.5. This Agreement shall terminate upon the death of Employee or if Employee becomes permanently disabled. Employee shall be considered permanently disabled if, and on the date on which, Employee has been unable to perform a substantial and material portion of Employee's duties hereunder, for a period of 90 continuous days, because of sickness, injury, or disability, as determined by a majority vote of the Board.

     7.6. In the event Employee's employment is terminated, then all unaccrued salary obligations of Company to Employee shall cease as of the date of termination except as otherwise expressed herein.

8. Proprietary Information and Inventions Agreement: Employee agrees that his employment with Company is contingent upon his signing the separate Proprietary Information and Inventions Agreement on the same date that he signs this Agreement, a copy of said agreement being attached hereto as Exhibit A.

9. Alternative Dispute Resolution: Employee agrees that any and all disputes that Employee has with Company, or any of Company's employees, which arise out of Employee's employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, Employee's employment with Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination

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


or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee's employment with Company or its termination. The only claims not covered by this Section 9. are wage claims, claims for benefits under the workers' compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws. Binding arbitration will be conducted in either Arapahoe, Denver or Jefferson County, Colorado in accordance with the rules and regulations of the American Arbitration Association Employment Dispute Resolution Rules. Each Party will split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. The arbitrator also will determine whether each Party will pay its own attorneys' fees or whether one Party will pay all or part of the other Party's attorneys' fees. Employee understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Employee further represents that he is making a voluntary and knowing waiver of his right to pursue any and all employment-related claims in court.

10. Non-Compete: Employee acknowledges and recognizes the highly competitive nature of Company's business and that Employee's duties hereunder justify reasonably restricting Employee's future employment activities following any termination of employment with Company. Employee agrees that while Employee is employed with Company, and for a period of two years following termination of employment with Company, Employee will not reveal any proprietary or trade secret information regarding Company that is not already available to the public.

11. Representations and Warranties:

     11.1. Company represents and warrants to Employee as follows: (i) Company has been duly formed as a corporation under the laws of the State of Utah; and
(ii) the execution of this Agreement has been duly authorized by Company and does not require the consent of or notice to any party not previously obtained or given.

     11.2. Employee represents and warrants to Company that the execution of this Agreement and the performance of Employee's obligations hereunder does not require the consent of or notice to any party not previously obtained or given, and there is nothing that prohibits or restricts the execution by Employee of this Agreement or his performance of the obligations hereunder.

12. Covenants: Each of Employee and Company covenants to diligently and skillfully do and perform the acts and duties required herein.

13. Miscellaneous:

     13.1. Entire Agreement: This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements between the Parties with respect to the subject matter of this Agreement.

     13.2. Notice: All notices, requests, demands, directions and other communications ("Notices") concerning this Agreement shall be in writing and shall be mailed or delivered personally or sent by telecopier or facsimile to the applicable Party at the address of such Party set forth below in this
Section 13.2. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the fifth business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to the address for the respective Party set forth in this Section
13.2. When sent by telecopier or facsimile, each such Notice shall be effective

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on the day on which it was sent provided that it is sent on a business day and further provided that it is sent prior to 5:00 p.m.,local time of the Party to whom the Notice is being sent, on that business day; otherwise, each such Notice shall be effective on the first business day occurring after the Notice is sent. Each such Notice shall be addressed to the Party to be notified as shown below:

To Company:       ARC Wireless Solutions, Inc.
                  4880 Robb Street, Suite 101
                  Wheat Ridge, Colorado 80033

To Employee:      Randall P. Marx
                  3440 Youngfield St. #133
                  Wheat Ridge, CO 80033


Either Party may change its address for purposes of this Section 13.2. by giving the other Party written Notice of the new address in the manner set forth above.

     13.3. Severability: Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

     13.4. Non-waiver: The waiver of either Party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement.

     13.5 Amendment: No amendment or modification of this Agreement shall be deemed effective unless and until it has been executed in writing by the Parties to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a written instrument that has been executed by the Party charged with such waiver or estoppel.

     13.6. Inurement: This Agreement shall be binding upon, and inure to the benefit of, Employee and Company, and their respective heirs, successors and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by either Party. There are no third party beneficiaries to this Agreement.

     13.7. Headings: The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.


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



IN WITNESS WHEREOF, this Agreement is executed on the date(s) set forth below to be effective as of the Effective Date

EMPLOYEE:


Date:  August 8, 2002


/X/ Randall P. Marx
-------------------
    Randall P. Marx


ARC Wireless Solutions, Inc..


Date: August 8, 2002

/X/ Gregory E. Raskin
---------------------------
Gregory E. Raskin, President


                                   Exhibit "A"
                                   -----------
                                 Bonus Criteria
                                 --------------


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January 1, 2002 - December 31, 2002
------------------------------------------------------------------------------

Revenues                      EBIDTA                          Bonus
------------------------------------------------------------------------------
$23.0 million and higher      $250,000 and higher            $50,000
------------------------------------------------------------------------------
$23.0 million and higher      $500,000 and higher            $60,000
------------------------------------------------------------------------------
$23.0 million and higher      $750,000 and higher            $70,000
------------------------------------------------------------------------------
$23.0 million and higher      $1,000,000 and higher          $80,000
------------------------------------------------------------------------------


------------------------------------------------------------------------------
January 1, 2003 - December 31, 2003
------------------------------------------------------------------------------
Revenues                      EBIDTA                          Bonus
------------------------------------------------------------------------------
$29.0 million and higher      $500,000 and higher            $50,000
------------------------------------------------------------------------------
$29.0 million and higher      $750,000 and higher            $60,000
------------------------------------------------------------------------------
$29.0 million and higher      $1,000,000 and higher          $70,000
------------------------------------------------------------------------------
$29.0 million and higher      $1,500,000 and higher         $100,000
----------------------------- ------------------------------------------------

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